CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 6, 2004 relating to the financial statements and financial highlights, which appears in the December 31, 2003 Annual Report to the Shareholders of Fifth Third Quality Growth VIP Fund, Fifth Third Balanced VIP Fund, Fifth Third Mid Cap VIP Fund and Fifth Third Disciplined Value VIP Fund (four series of Variable Insurance Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions "Independent Auditors", "Financial Statements" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers, LLP

Columbus, Ohio
April 28, 2004